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                                                                    Exhibit 99.1

NEWS RELEASE

        MUTUAL RISK MANAGEMENT ANNOUNCES FILING OF SCHEME OF ARRANGEMENT
                               WITH ITS CREDITORS

CONTACT:

David Ezekiel, Chairman and CEO
Angus H. Ayliffe, Chief Financial Officer

Hamilton Bermuda: December 20, 2002. - Mutual Risk Management Ltd. ("MRM") filed a proposed Scheme of Arrangement with creditors on December 16, 2002 with the Supreme Court of Bermuda. On December 19, 2002, the Bermuda Court gave directions for the holding of meetings of Scheme creditors in Bermuda on February 5, 2003 for the purpose of considering and, if thought fit, approving the proposed Scheme. Assuming a positive vote, MRM will then apply to the Supreme Court for an Order approving the Scheme.

The principle purpose of the Scheme is to restructure MRM's senior debt. The principal amount of the debt is approximately $198 million, comprised of approximately $110 million owing under the Company's credit facility and approximately $88 million owing to holders of the Company's 9 3/8% debentures. Under the proposed restructuring, the senior debt holders would exchange their existing debt for cash, preferred stock and warrants to purchase 15% of the common stock of the Company on a fully diluted basis as well as debt, preferred stock and 74.7% of the common stock, on a fully diluted basis, of the Company's subsidiary, MRM Services Ltd. ("MRM Services"). MRM Services (currently doing business as IAS Park and soon to be renamed IAS Park Ltd.) holds the Company's fee-based businesses.

IAS Park has approximately 300 employees with the major units in the group being the captive management division, which will operate under the IAS banner, and the insurance/reinsurance broking division, which will operate under the Park banner. The Group will be headquartered in Bermuda where some 150 staff are located and will also have offices in the U.K., the U.S., Cayman Islands, Amsterdam, Guernsey and Barbados.

After the proposed restructuring, the Company's remaining principal assets would be 20% of the common shares of MRM Services and all of the common stock of its U.S. insurance companies which currently are the subject of the previously announced rehabilitation, conservation and liquidation proceedings. Dividend and other payments in respect of such common shares will be subordinate to the debt and preferred stock of MRM Services and the Company.

This press release contains forward-looking statements within the meaning of the U.S. federal securities laws. We intend these forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in these laws. These statements are not guarantees of performance. Actual results may differ materially from those projected in such forward-looking statements and therefore you should not place undue reliance on them. In particular the successful completion of the proposed Scheme of Arrangement requires a vote in favor by the requisite number of MRM's creditors and approval by the Bermuda courts. MRM undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

This document does not constitute an offer or an invitation to subscribe for or acquire any securities of the Company or MRM Services, and neither this document nor anything contained herein shall form the basis of any contract or commitment whatsoever. The securities to be issued by the Company and MRM Services will not be registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of such Act.